As filed with the Securities and Exchange Commission on August 25, 2022

Registration No. 333-239715

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TUFIN SOFTWARE TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5 HaShalom Road, ToHa Tower
Tel Aviv 6789205, Israel
 (Address of Principal Executive Offices) (Zip Code)

Tufin Software North America, Inc.
10 Summer Street, Suite 605
Boston, Massachusetts 02110-1292
(Name and address of agent for service)

+1 (877) 270-7711
 (Telephone number, including area code, of agent for service)

Copies to:

Colin J. Diamond, Esq. Scott Levi, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: +1 (212) 819-8200	Dr. Shachar Hadar, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Approximate date of commencement of proposed sale to the public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendment is being filed by Tufin Software Technologies Ltd., a company organized under the laws of the State of Israel (the “Registrant”), to withdraw from registration (i) all unsold ordinary shares, par value NIS 0.015, of the Registrant (“Ordinary Shares”), debt securities, rights, warrants and units (the “Securities”) that were registered on the Registration Statement on Form F-3 (File No. 333-239715) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission on July 6, 2020, pertaining to registration of (i) up to $100,000,000 in the aggregate of Ordinary Shares, debt securities, rights, warrants and units of the Registrant from time to time in one or more offerings and (ii) the resale by certain selling shareholders identified therein of up to an aggregate of 13,133,358.

On April 5, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Talon MidCo 3 Limited, a private company incorporated in England and Wales with company registration number 14006063 (“Parent”), and Talon Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are subsidiaries of investment funds advised by Turn/River Capital, a U.S.-based private equity firm. The Merger became effective on August 25, 2022.

In connection with the closing of the Merger, the offerings of the Securities pursuant to the Registration Statement have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offerings, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 25th day of August, 2022.

Tufin Software Technologies Ltd.

By:	/s/ Reuven Kitov
Name: Reuven Kitov
Title: Chief Executive Officer and Chairman of the Board

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.